EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports West Coast Consolidation of Operations

- Effects of Cost Savings Initiatives Quantified -

- First Quarter Revenues Exceed Mid-Point of Guidance -

HOPKINTON, Mass., April 24, 2008 — Caliper Life Sciences, Inc. (NASDAQ: CALP), a leading provider of tools and services for drug discovery and life sciences research, today reported it has implemented a plan to consolidate its west coast business operations to reduce overall facility costs and improve productivity and effectiveness of its research and development spending.  Based on preliminary financial data for the first fiscal quarter ended March 31, 2008, Caliper expects this initiative to result in annual cost savings of approximately $3.3 million once fully implemented, and it expects to incur costs of approximately $3.7 million in fiscal 2008 to achieve this savings.  In addition, Caliper has completed several actions to reduce general and administrative costs and improve productivity, namely the streamlining of its finance organization announced several weeks ago and the recent settlement of two disputes involving litigation.  A first quarter severance and retention charge of approximately $500,000 to $650,000 will be recorded for the west coast consolidation and other streamlining actions taken during the quarter.

In addition to the first quarter charge, Caliper estimates total additional costs associated with the west coast consolidation to be approximately $3.1 million.  The following are the major categories of the additional costs expected to be incurred:  (1) approximately $0.4 million in employee severance and retention costs spread evenly over the remainder of the fiscal year; and (2) approximately $2.7 million in facility abandonment charges in the third quarter.  Caliper estimates that ongoing facility cash outflows, primarily rent payments net of sublease income, will be spread over the 5.6 years remaining on its Mountain View, CA lease.  The consolidation, which was previously announced on February 26, 2008, entails moving approximately 33 employees engaged principally in research and development activities from Mountain View, CA to Caliper’s facilities in Alameda, CA.  The consolidation resulted in a reduction of approximately 13 positions.

Caliper also indicated that it expects to report total revenue above the mid-point of its previous projected range of $26.5 million to $29.5 million.

Caliper is scheduled to report its first quarter results on May 8, 2008 and will hold a conference call to discuss financial results on May 8, 2008 at 9:00 a.m. EDT. To participate in the call, please dial 888.680.0893 five to ten minutes prior to the call and use the participant passcode 93268278. International callers can access the call by dialing 617.213.4859 and entering the same passcode.  You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PRYBLGWL9.

A live webcast of the call can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the first quarter of 2008.

Telephone replays of the conference call will be available approximately two hours after the completion of the call on May 8 until May 15, 2008. To access a telephone playback of the proceedings, dial 888-286-8010 and use the participant passcode 20551909. International callers can access the playback by dialing 617-801-6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently.  Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease.  Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expected financial results for the first quarter ended March 31, 2008 and the anticipated cost savings from, and expenses to be incurred in connection with, the consolidation of its west coast facilities and operations, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including the risks that the anticipated cost savings from the consolidation may not be as high as expected, and that expenses to be incurred in connection with the consolidation may be higher than anticipated. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2007. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

Contact:

Peter McAree

Chief Financial Officer

508.497.2215

Media:

Stacey Holifield

Schwartz Communications

781.684.0770

###